Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                               TSI HANDLING, INC.

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Nevada (particularly Chapter 78 of the Nevada Revised Statutes and the acts mandatory thereof and supplemental thereto), hereby declares that:

     FIRST: The name of the corporation (hereinafter called the "CORPORATION") is:

                               TSI Handling, Inc.

     SECOND: The name of the person designated as the resident agent of the Corporation and the street address of the resident agent where process may be served upon the Corporation, which is also the mailing address of the resident agent, are:

                         Capitol Document Services, Inc.
                           202 South Minnesota Street
                            Carson City, Nevada 89703

     THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is sixty five million (65,000,000) shares of common stock with a par value of one-tenth of one cent ($.001) per share and ten million (10,000,000) shares of preferred stock with a par value of one-tenth of one cent ($.001) per share, undesignated as to class, powers, designations, preferences, limitations, restrictions or relative rights. The board of directors of the Corporation is authorized to fix and determine any class or series of preferred stock and the number of shares of each class or series and to prescribe the powers, designations, preferences, limitations, restrictions and relative rights of any class or series established, all by resolution of the board of directors and in accordance with Section 78.1955 of the Nevada Revised Statutes, as the same may be amended and supplemented.

     FIFTH: The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the bylaws of this Corporation.
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     SIXTH:  The first board of directors of the  Corporation  shall  consist of four directors whose names and street addresses are:

                               Christopher Oehrle
                             2117 South 48th Street
                                    Suite 105
                             Phoenix, Arizona 85282

                             Frederick Buonincontri
                             2117 South 48th Street
                                    Suite 105
                             Phoenix, Arizona 85282

                               Michael S. Williams
                             2117 South 48th Street
                                    Suite 105
                             Phoenix, Arizona 85282

                                  Lanny R. Lang
                             2117 South 48th Street
                                    Suite 105
                             Phoenix, Arizona 85282

     SEVENTH: The name and the mailing address of the incorporator are:

                                Thomas J. Morgan
                               Lewis and Roca LLP
                             40 North Central Avenue
                             Phoenix, Arizona 85004

     EIGHTH: The personal liability of the directors and officers of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Nevada Revised Statues and particularly Section 78.037.1 thereof, as the same may be amended and supplemented.

     NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 78.751 of the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified persons may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding such office, and shall continue as to persons who has ceased to be a director, officer, employee or agent and shall inure to the

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
benefit  of the  heirs,  executors  and  administrators  of  such  persons.  The
Corporation shall pay or otherwise advance all expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the indemnified officer or director undertakes to repay the amounts so advanced if a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by the Corporation. Nothing herein shall be construed to affect any rights to advancement of expenses to which personnel other than officers or directors of the Corporation may be entitled under any contract or otherwise by law.

     TENTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted in the manner and at the time prescribed by such laws, and all rights at any time conferred upon the shareholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

     THE UNDERSIGNED, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to Chapter 78 of the Nevada Revised Statutes, does make and file these Articles of Incorporation and hereby declares and certifies that the facts herein stated are true.

     DATED this 28th day of June, 1999.

                                        /s/ Thomas J. Morgan
                                        ----------------------------------------
                                        Thomas J. Morgan, Incorporator

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
STATE OF ARIZONA    )
                    ) ss.
COUNTY OF MARICOPA  )

     The foregoing instrument was acknowledged before me this 28th day of June, 1999, by Thomas J. Morgan.

                                        /s/ Metrie Johnson
                                        ----------------------------------------
                                        Notary Public

My Commission Expires: May 4, 2002
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